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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

    Salvatore Muoio+
    S. Muoio & Co. LLC+
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   (Last) (First) (Middle)

    509 Madison Avenue, Suite 406
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                                    (Street)

  New York                        N.Y.                 10022
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   (City)                      (State)                 (Zip)


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2.  Issuer Name and Ticker or Trading Symbol

    Harbor Global Co. Ltd.  (HRBG)

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3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.  Statement for Month/Year

    January 6, 2003 and January 7, 2003

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5.  If Amendment, Date of Original (Month/Day/Year)


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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [_] Director                            [X] 10% Owner
    [_] Officer (give title below)          [_] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person
     [_] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                 5. Amount      6.
                                                                 4.                              of Securities  Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A. Deemed   3.           Disposed of (D)                 Owned          Form:     7.
                         2.            Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                         Transaction   Date,        Code         ------------------------------- Reported       (D) or    Indirect
1.                       Date          if any       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        (Month/       (Month/      ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (Day/Year)    Day/Year)    Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,            1/6/2003                    S                 3,000      D     $6.90                   I         ++
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             1/7/2003                    J#              225,240      D     $6.80                   I         ++
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             1/7/2003                    J#               30,000      A     $6.80                   I         ++
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             1/7/2003                    J#                2,000      A     $6.80                   I         ++
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             1/7/2003                    J#              193,240      A     $6.80    704,020+*      I         ++
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====================================================================================================================================

                            (Print or Type Response)
(Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                          10.
                                                                                                          9.
                                                                                                          Owner-
                                                                                                          Number
                                                                                                          ship
                                                                                                          of
                                                                                                          Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:

* This total number of shares reflects the correction of an error of an over-inclusion of 500 shares of the Issuer that were mistakenly included in the total number of shares beneficially owned by the Reporting Person in a previously filed Form 4.

+ The Reporting Person disclaims beneficial ownership of the shares reported hereon to the extent of his pecuniary interest therein.

++ The Reporting Person serves as the general partner and investment manager to a pair of private investment vehicles.

# Re-balancing transactions among related entities over which the Reporting Person may be deemed to have beneficial ownership.

          S. Muoio & Co, LLC+

          By: Salvatore Muoio+____
          Name: Salvatore Muoio+
          Title: Managing Member                              January 9, 2003
      --------------------------------                       -----------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.
                                                                          Page 2


01834.0001 #376426